SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

IB FINANCE HOLDING COMPANY, LLC

Second Amended and Restated Limited Liability Company Agreement
of
IB Finance Holding Company, LLC

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of IB Finance Holding Company, LLC (the “Company”) is made and entered into as of January 30, 2009, by and among the Company, GMAC LLC, a Delaware limited liability company (“GMAC”), and Residential Capital, LLC, a Delaware limited liability company (“ResCap”).  GMAC and ResCap are referred to herein as the “Members.”

WHEREAS, the Company was organized pursuant to that certain Limited Liability Company Agreement, dated as of November 20, 2006;

WHEREAS, in connection with the execution of that certain Amended and Restated Limited Liability Company Agreement of the Company, dated March 31, 2008 (the “Prior Agreement”), GMAC, ResCap and the Company entered into an Exchange Agreement, dated as of March 31, 2008 (the “Exchange Agreement”), pursuant to which the holder of certain preferred membership interests of ResCap may, at any time after January 1, 2009, subject to the terms and conditions thereof, elect to exchange all (but not less than all) of such preferred membership interests into an equivalent number of the Class M Preferred Units (as defined below) of the Company on a one-for-one basis (the “Exchange”);

WHEREAS, on the date hereof immediately prior to entering into this Agreement, GMAC, ResCap and the Company effected the Exchange;

WHEREAS, upon the execution of this Agreement, (i) GMAC owns 2,000,000 Class A Common Units (as defined below) and 806,344 Class M Preferred Units (as defined below) and (ii) ResCap owns 1,193,656 Class M Common Units; and

WHEREAS, the Members desire to amend and restate the Prior Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, the Members agree as follows:

ARTICLE I
ORGANIZATION

1.1          Formation.  Pursuant to the Delaware Limited Liability Company Act (the “Act”), as amended from time to time, GMAC has formed a Delaware limited liability company effective upon the filing of the Certificate of Formation for the Company with the Delaware Secretary of State’s Office.

1.2          Qualification.  GMAC may qualify the Company, or register the Company under assumed or fictitious name statutes or similar laws, in any other jurisdiction in which the Company transacts or proposes to transact business and where such qualification or registration is required or desirable, and GMAC or any duly authorized agent of the Company may execute, deliver and file any certificates and other documents and take any and all actions as may be necessary or desirable to obtain such qualification or registration.

1.3          Purposes.  The purposes of the Company are to engage in any lawful act or activity for which a limited liability company may be formed under the Act and to engage in any and all activities necessary or incidental to the foregoing.

1.4          Principal Office; Registered Agent.

(a)           The principal office of the Company is located at 200 Renaissance Center, 12th Floor, Detroit, MI 48265 or such other place as GMAC may select from time to time.

(b)           The registered office of the Company is at the office of its registered agent at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  The name of the initial registered agent of the Company is The Corporation Trust Company.  The principal office, registered office and registered agent of the Company may be changed by GMAC from time to time in accordance with the then applicable provisions of the Act.  If the registered agent resigns, the Company will promptly appoint a successor.

1.5          Term.

(a)           The term of the Company commenced upon the filing of the Certificate of Formation for the Company.

(b)           The term of the Company ends, and the Company will dissolve, on the first to occur of the following events:

(1)	the consent of the Members to dissolve the Company;

(2)	any event which, under this Agreement or the Act, results in the dissolution of the Company; or

(3)
upon the entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt, and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom.

ARTICLE II
CAPITAL CONTRIBUTIONS; PROFITS AND LOSSES; DISTRIBUTIONS

2.1          Interest in the Company; Capital Contributions.

(a)           Common Units.  The Company shall have two classes of common interests.  The Company shall be deemed to have issued 2,000,000 units of Class A limited liability company interests (the “Class A Common Units”) to GMAC, representing the voting limited liability company interests of the Company held by GMAC as of the date of this Agreement.  The Company shall be deemed to have issued 1,193,656 units of Class M limited liability company interests (the “Class M Common Units”, and collectively with the Class A Common Units, the “Common Units”) to ResCap, representing the non-voting limited liability company interest of the Company held by ResCap as of the date of this Agreement.

(b)          Preferred Units.

(i)            The Company shall have one class of non-voting, non-cumulative, non-participating, perpetual preferred interests (the “Class M Preferred Units”, and collectively with the Common Units, the “Units”).  The Company shall be deemed to have issued 806,344 Class M Preferred Units to GMAC.

(ii)            The Class M Preferred Units shall, with respect to distribution rights and rights upon liquidation, winding up or dissolution of the Company, rank senior to the Class M Common Units.  The Class M Preferred Units shall have no claims to any distributions (including distributions upon liquidation, winding up or dissolution) of the Company attributable to the GMAC Business Unit (as defined below).  For the avoidance of doubt, all distributions (including distributions upon liquidation, winding up or dissolution) of the Company attributable to the GMAC Business Unit shall be made solely to GMAC in its capacity as the holder of Class A Common Units.

(iii)            The Company shall, if so directed by GMAC, redeem the Class M Preferred Units then outstanding, in whole or in part, on any Distribution Payment Date, by delivering at least 30 but not more than 60 days prior written notice to the holder of such Class M Preferred Units. Any such redemption shall be for cash at a redemption price equal to $1,000 per Class M Preferred Unit (the “Class M Preferred Unit Redemption Price”), plus any authorized but unpaid Preferred Distributions (as defined below).  The Class M Preferred Units may only be redeemed from the proceeds of a Special Contribution; provided that, for so long as ResCap is a Member of the Company, its board of directors (including a majority of the ResCap Independent Directors), consents in writing.  For purposes hereof, the “ResCap Independent Directors” are the “independent directors” ResCap must at all times have within the meaning of that certain Amended and Restated Operating Agreement, dated November 27, 2006, among General Motors Corporation, GMAC and ResCap.

(c)          The outstanding number of Units held by each Member on the date hereof is listed on Schedule I attached hereto, and such schedule shall be amended from time to time by GMAC to reflect any change in the number of Units held by each Member in accordance with this Agreement.

(d)          Capital Contributions.  The holders of Class M Common Units shall make additional Capital Contributions as necessary to support and grow the assets and businesses acquired by GMAC Automotive Bank from GMAC Bank (“Mortgage Business Unit”) pursuant to the Purchase and Assumption Agreement between GMAC Bank and GMAC Automotive Bank dated November 20, 2006 (the “Purchase Agreement”) and any future business activities of the Mortgage Business Unit.  Such holders shall, (i) for so long as ResCap is a Member of the Company, if so directed by a majority of the ResCap Independent Directors, or (ii) if ResCap is not a Member of the Company, if so directed by GMAC, make one or more Capital Contributions to fund the redemption of Class M Preferred Units (each, a “Special Contribution”).  GMAC, in its capacity as the holder of Class A Common Units, shall make additional Capital Contributions as necessary to support and grow the assets and businesses conducted in GMAC Automotive Bank prior to the purchase of the ResCap Business Unit pursuant to the Purchase Agreement (“GMAC Business Unit”) and any future business activities of the GMAC Business Unit.  Capital Contributions of the holders of Class M Common Units and GMAC in the aggregate shall be at a level sufficient to keep GMAC Bank, a Utah-chartered bank, at a level of capitalization that qualifies as “well-capitalized” under applicable federal banking laws or such higher level of capitalization as may be required by the Federal Deposit Insurance Corporation or the Utah Department of Financial Institutions (or applicable successor regulatory authorities).  The holder of any Class M Preferred Units shall not be required to make any additional Capital Contributions.  For purposes of this Section 2.1, “Capital Contribution” means the total amount of cash, other property, the use of property, services rendered, promissory note or other binding written obligation to contribute cash or property or perform services or other valuable consideration contributed to the Company by each Member pursuant to the terms of this Agreement.

2.2          Capital Accounts.  The Company will maintain an individual capital account for each Member.  A Member’s capital account will be credited with all Capital Contributions made by the Member and with all income and gain (including any income from exempt federal income tax) allocated to a Member.  A Member’s capital account will be charged with the amount of all distributions made to the Member and with all losses and deductions (including deductions attributable to tax-exempt income) allocated to the Member.  The Company will maintain the Members’ capital accounts in accordance with federal income tax accounting principles prescribed in Treasury Regulations §1.704-1(b)(2).

2.3          Additional Members.  Subject to Section 8.5, no additional members will be admitted to the Company without the consent of the Members.

2.4          Profits and Losses.  The profits and losses of the Company will be determined as of the end of each calendar quarter.  The profits and losses relating to the GMAC Business Unit will be allocated to GMAC in its capacity as the holder of the Class A Common Units.  The profits and losses relating to the Mortgage Business Unit will be allocated to the holders of Class M Common Units and the holder of the Class M Preferred Units in a manner such that the capital account of each holder of Class M Common Units and the holder of the Class M Preferred Units, immediately after making such allocation, and after taking into actual distributions made during such allocation period (and distributions with respect to such allocation period to be made after the end of such allocation period if the Board is able to determine in good faith the manner in which such distributions will be made pursuant to Sections 2.5 and 7.1, as appropriate), is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Sections 2.5 and 7.1, as appropriate, if the Company were to dissolve, its affairs wound up and its assets sold for cash equal to their book value, all Company liabilities were satisfied (limited, with respect to each nonrecourse liability, to the book value of the assets securing the liability) and the net assets of the Company were distributed in accordance with Sections 2.5 and 7.1, as appropriate, immediately after making such allocation, minus (ii) such Member’s share of “minimum gain” and “partner nonrecourse debt minimum gain” determined pursuant to Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), computed immediately prior to the hypothetical sale of assets, if any.

2.5          Distributions.  (a) The holders of the Class M Preferred Units shall be entitled to receive, when and as authorized by the Board, out of Distributable Cash (as defined below), cash distributions (the “Preferred Distributions”) at the rate of 10% per annum on the Class M Preferred Unit Redemption Price, and such distributions shall be payable quarterly on January 1, April 1, July 1 and October 1 of each year (each, a “Distribution Payment Date”, and each such quarter, a “Distribution Period”).  The Preferred Distributions shall be non-cumulative, and any amounts of such distributions that are not authorized by the Board to be paid during a Distribution Period shall not be carried over to subsequent Distribution Periods.

(b)          The Company will distribute Distributable Cash to the Members holding Common Units on a quarterly basis or as otherwise approved by the Members holding Common Units; provided that no distributions shall be made to any Member holding Class M Common Units so long as any Class M Preferred Units are outstanding and any Preferred Distributions for the then-current Distribution Period have not been authorized or any Preferred Distributions that have been authorized (whether or not for the then-current Distribution Period) remain unpaid (and sufficient funds have not been set aside for such payments).

(c)          Notwithstanding any provision of this Agreement to the contrary, no distributions shall be declared or paid if and when the Company is Insolvent or would be rendered Insolvent by the distribution. For purposes of this Section 2.5, “Insolvent” means such time as when the value of the Company’s assets become less than the sum of its liabilities or the Company becomes unable to pay its debts as they become due in the usual course of business.

(d)          For purposes of this Section 2.5, “Distributable Cash” means that portion of the cash and cash equivalent assets of the Company which, in light of the Company’s then current and foreseeable sources of, and needs for, cash, exceeds the amount of cash needed by the Company, as determined by a majority of the Board, to (i) service its debts and obligations in a timely fashion, (ii) maintain adequate working capital and reserves, and (iii) conduct its business and carry out its purposes.

2.6          Issuance.  The Company shall not issue any Class M Preferred Units or any Common Units to any person without the consent of all Members.

ARTICLE III
MANAGEMENT

3.1          Responsibility; Meetings of the Members; Delegation of Responsibility to a Board of Directors; Delegation of Responsibility to a Committee.

(a)           Except as otherwise provided in this Agreement or the Act, all of the business and affairs of the Company will be managed solely by GMAC, and no other Member shall have any voting rights, consent rights or other rights of approval or disapproval.  Except as otherwise provided in the Act, the holder of the Class M Preferred Units shall not have any voting rights or other rights to participate in the management or control of the Company’s business or act for or bind the Company.  The Members of the Company are not required to hold an annual meeting of the Members.

(b)           At its sole discretion, GMAC may delegate the management of the business and affairs of the Company to a Board of Directors (the “Board”), consisting of one or more persons selected by GMAC.  Whether to delegate management to a Board and, if so, the composition of the Board, will be determined from time to time by GMAC in its sole discretion. GMAC may, however, in its sole discretion, disband the Board and resume management of the Company at any time.  GMAC has determined to delegate management responsibility to a Board until such time as GMAC, in its sole discretion, determines otherwise.  As of the date hereof the Board consists of the individual listed on Exhibit A attached hereto.

(c)           The Board may, by resolution passed by a majority of the Board, designate one or more committees (“Committees”), which may consist of one or more of the members of the Board.  To the extent provided in any resolution of the Board and to the extent permissible under the laws of the State of Delaware, any such Committee has and may exercise all the powers and authority expressly delegated by the Board in the management of the business and affairs of the Company.  The members of such Committees may be elected at such time as the Board may determine in its sole discretion.  Vacancies in any Committee may be filled at such time and in such manner as the Board determines.  Except to the extent otherwise provided in this Agreement or any resolution of the Board, each Committee may fix its own rules of procedure, including (but not limited to) rules of procedure relating to quorum, vote required for action, the holding of meetings, and similar matters.

3.2          Election; Resignation: Vacancies.  GMAC has elected the current Board member listed on Exhibit A, who will hold office until the election and qualification by GMAC of such Board member’s successor. Any member of the Board may resign at any time pursuant to Section 5.5.  Any vacancy occurring in the Board prior to the end of a stated term for any reason (including resignation) or any newly created directorships resulting from an increase in number of directors pursuant to resolution or consent of GMAC may be filled by either GMAC or by action of a majority of the remaining Board members, notwithstanding the fact that such majority may be less than a quorum.  Each Board member so elected will hold office concurrent with the term of other remaining Board members or until his successor is elected and qualified.  Notwithstanding the foregoing, GMAC may, in its sole and absolute discretion, remove one or more of the Board members at any time, for any reason, with or without cause.

3.3          Regular Meetings.  Unless otherwise determined by resolution of the Board or by GMAC, meetings of the Board for the election of officers and the transaction of such other business as may come before it may be held with or without notice at such places and times as the Board may determine from time to time.

3.4          Special Meetings.  Special meetings of the Board for any purpose may be called at any time by either GMAC, one or more Board members, the President or the Secretary.  The Secretary will give notice of a special meeting of the Board to all Board members at least twenty-four hours before the special meeting.

3.5          Quorum; Vote Required for Action.  At all meetings of the Board, one-third of the full Board constitutes a quorum for the transaction of business.  Except in cases in which the Act, the Certificate of Formation or this Agreement otherwise provide, the vote of a majority of the Board members present at a meeting at which a quorum is present constitutes the act of the Board.

3.6          Organization.

(a)           The Board will annually elect one of its members to be Chairman of the Board and will fill any vacancy in the position of Chairman of the Board at such time and in such manner as the Board determines.  The Chairman of the Board may but need not be an officer of, or employed in an executive or any other capacity by, the Company.

(b)           The Chairman of the Board will preside at meetings of the Board and lead the Board in fulfilling its responsibilities.

(c)           The Board may also elect one of its members as Vice Chairman of the Board who will have such duties and responsibilities as are provided by this Agreement or may be directed by the Board or the Chairman of the Board.

(d)           In the absence of the Chairman of the Board, the Vice Chairman, or in his absence, a Board member selected by the Board members present, will preside at meetings of the Board.  The Secretary of the Company will act as secretary of the meetings of the Board, but in his absence the presiding officer may appoint a secretary for the meeting.

3.7          Action by Consent of Directors.  Unless otherwise restricted by the Act, the Certificate of Formation of the Company or this Agreement, any action required or permitted to be taken at any meeting of the Board, or of any Committee thereof, may be taken without a meeting if all of the members of the Board or such Committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or Committee.

3.8          Action by Consent of GMAC.  Any action required or permitted to be taken by an annual or special meeting of the Members may be taken without prior notice, and without a vote, if consent in writing, setting forth the action so taken, is signed by GMAC.  Every written consent will bear the date and signature of GMAC.

3.9          Telephonic Meetings Permitted.  Members of the Board or any Committee designated by the Board may participate in a meeting of the Board or such Committee by means of telephone or video conference call or similar communications whereby all persons participating in the meeting can hear each other.  Participation in a meeting pursuant to this provision constitutes presence in person at such meeting.

3.10          Limitations on Powers.  Notwithstanding any provision of this Agreement to the contrary, neither the Board members nor any officer will, without the consent of GMAC, take any act, expend any sum, make any decision, incur any obligation or exercise any power on behalf of the Company with respect to: (a) the Company becoming an owner, partner, member, shareholder of any partnership, limited liability company, or corporation; (b) any merger, consolidation, or sale of 51% or more of the gross assets of the Company; (c) any amendment or restatement of the organizational documents or this Agreement, except to correct scrivener’s errors that do not change the meaning of the provisions in such organizational documents or this Agreement; (d) any change in the character of the business and affairs of the Company; (e) the commission of any act that would make it impossible for the Company to carry on its ordinary business and affairs; or (f) any act that would contravene any provision of the Certificate of Formation, this Agreement, or the Act.

3.11          Standard of Care.  The Board will discharge its duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner that he or she reasonably believes to be in the best interests of the Company.

3.12          Self Dealing.  The Members and any Affiliate of the Members may deal with the Company, directly or indirectly, as vendor, lender, purchaser, employee, agent or otherwise.  No contract or other act of the Company will be voidable or affected in any manner by the fact that a Member or an Affiliate of a Member is directly or indirectly interested in such contract or other act apart from its interest as Member, nor will a Member or its Affiliate be accountable to the Company or the other Member in respect of any profits directly or indirectly realized by it by reason of such contract or other act, and the interested Member will be eligible to vote or take any other action as Member in respect of such contract or other act as it would be entitled were its Affiliate not interested therein.  Notwithstanding the foregoing provisions of this Section 3.12, (a) any such contract or other dealings between the Company and a Member or its Affiliate will be on an arm’s length basis between the parties and on commercially reasonable terms, and (b) a Member will not receive or hold any property of the Company as collateral security in respect of any claim against the Company.  For purposes of this section, “Affiliate” means any person or entity directly or indirectly controlling, controlled by, or under common control with, a Member. Notwithstanding the foregoing, the parties acknowledge that any contracts or other dealings between the Company and a subsidiary bank will be subject to Sections 23A and 23B of the Federal Reserve Act.

ARTICLE IV
BOOKS, RECORDS AND ACCOUNTING

4.1          Books and Records.  The names, addresses and Capital Contributions of the Members shall be reflected in the books and records.  The Company will maintain complete and accurate books and records of its business and affairs, including the capital accounts, as required by the Act.  The Company will maintain separate books and records for the Mortgage Business Unit and the GMAC Business Unit for management reporting purposes and to ensure accurate Capital Contributions from, and allocation of profits and losses to, each of the Members.  The Members will have complete access to all books and records of the Company at the Company’s principal office during normal business hours.

4.2          Fiscal Year; Accounting.  The Company’s fiscal year is the calendar year.

4.3          Signatures on Checks and Negotiable Instruments.  All checks, drafts, bills of exchange, acceptances, promissory notes, and other negotiable instruments made, accepted, or endorsed by the Company, and all bonds, stocks, and other securities owned or held by the Company, on transfer and delivery for sale or otherwise, will, as to either execution, endorsement or both, be signed in such manner as GMAC, the Board or any Committee thereof, may from time to time direct.

ARTICLE V
OFFICERS

5.1          Elected Officers.  The Board will elect as officers of the Company: a Chairman of the Board, a President and a Secretary.  The Board may also elect persons to hold such other offices as the Board determines, including one or more executive vice presidents and group vice presidents.  Except as otherwise provided in this Agreement, the President has the powers, authority, and responsibilities provided in this Article V and the officers, other than the President, each have, in addition to the powers, authority and responsibilities of those officers otherwise provided herein, such powers, authority and responsibilities as the Board or the President may determine.  A person may hold any number of offices. Elected officers will hold their offices at the pleasure of the Board, or until their earlier resignation.  The officers of the Company as of the date hereof are set forth in Exhibit B hereto.

5.2          President.  The President is the chief executive of the Company and has the general executive responsibility for the conduct of the business and affairs of the Company.  The President has general supervision and management powers usually vested in the chief executive officer of a company and must exercise such other powers, authority and responsibilities as the Board may determine.  In the absence or during the physical disability of the President, the Board will designate an officer to exercise the powers, authority, and responsibilities of the President.

5.3          Secretary.  The Secretary will keep the minutes of all meetings of the Members related to the Company and of the Board.  The Secretary will give all required notices, have charge of such books and papers as the Board may require, and record all votes.  The Secretary will submit such reports to the Board or as the Board may require.  Any action or duty required to be performed by the Secretary may be performed by an assistant secretary.

5.4          Subordinate Officers.  The Board may from time to time appoint one or more assistant secretaries and such other subordinate officers as the Board may deem advisable.  Such subordinate officers will have such powers, authority and responsibilities as the Board may from time to time determine.  The Board may grant to the President the power and authority to appoint subordinate officers and to prescribe their respective terms of office, powers, authority and responsibilities.  Each subordinate officer holds his or her position at the pleasure of the Board, the President, and any other officer to whom such subordinate officer reports.  In the interval between annual meetings of the Board, the President has the power and authority to appoint such subordinate officers.  Such subordinate officers will serve until at least the first meeting of the Board immediately following the annual meeting of the Member.

5.5          Resignation, Removal, Suspension and Vacancies.

(a)           Any officer or director may resign at any time by giving written notice to the Chairman of the Board, the President, or the Secretary.  Unless otherwise stated in a notice of resignation, the acceptance of such notice is not necessary to make it effective; and such notice of resignation will take effect at the time specified therein or, in the absence of such specification, it will take effect upon the receipt thereof.  Any director or officer may be removed by GMAC at any time, with or without cause.

(b)           Any officer elected by the Board may be suspended or removed at any time by the affirmative vote of a majority of the whole Board.  Any subordinate officer of the Company appointed by the Board or the President may be suspended or removed at any time by a majority vote of a quorum of the Board or by the President or any other officer to whom such subordinate officer reports.

(c)           The President may suspend the powers, authority, responsibilities, and compensation of any elected officer or appointed subordinate officer for a period of time sufficient to permit the Board a reasonable opportunity to consider and act upon a resolution relating to the reinstatement, further suspension, or removal of such person.

(d)           As appropriate, the Board and/or the President may fill any vacancy created by the resignation, death, retirement, or removal of an officer in the same manner as provided for the election or appointment of such person.

ARTICLE VI
INDEMNIFICATION

6.1          Right to Indemnification.

(a)           Subject to the other provisions of this Article VI, the Company will indemnify and advance expenses to every Board member and every officer of the Company appointed pursuant to Article V, and may indemnify and advance expenses to an employee of the Company who is not a Board member or officer appointed pursuant to Article V (and to such person’s heirs, executors, administrators or other legal representatives) in the manner, and to the fullest extent permitted by applicable law as it presently exists, or may hereafter be amended, against any and all amounts (including judgments, fines, payments in settlement, attorneys’ fees and other expenses) actually and reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative, formal or informal (other than an action by or in the right of the Company) (a “Proceeding”), in which such Board member or officer was or is made or is threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a Board member or officer of the Company, or is or was serving at the request of the Company as a Board member, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise.  The Company is not required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized by the Board.  Notwithstanding the foregoing to the contrary, no indemnification will be provided to any Board member, officer or employee for or in connection with (i) actions taken in violation of this Agreement; (ii) actions constituting fraud, willful misconduct, or gross negligence; (iii) receipt of a financial benefit to which such Board member, officer or employee is not entitled; or (iv) a knowing violation of law.

(b)           Notwithstanding any provision of this Agreement to the contrary, any indemnification will be fully subordinated to any obligations respecting the property or assets of the Company and will not constitute a claim against the Company if cash flow is insufficient to pay such obligations.

6.2          Advancement of Expenses of Directors and Officers.  The Company will pay the expenses of Board members and officers, and may, in its discretion, pay the expenses of employees, incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the Board member, officer or employee to repay all amounts advanced if it should be ultimately determined that such Board member, officer, or employee is not entitled to be indemnified under this Article VI or otherwise.

6.3          Claims by Officers or Directors.  If a claim for indemnification or advancement of expenses by an officer or Board member under Article VI of this Agreement is not paid in full within ninety days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, is entitled to be paid the expense of prosecuting such claim.  In any such action, the Company has the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law.

6.4          Non-Exclusivity Rights.  The rights conferred on any person by this Article VI are not exclusive of any other rights that such person may now have or hereafter acquire under any statute, provision of the Articles, this Agreement, action of the Member or disinterested Board members, or otherwise.

6.5          Other Indemnification.  The Company’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, joint venture, trust, organization or other enterprise will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, organization or other enterprise.

6.6          Insurance.  The Board may, to the fullest extent permitted by applicable law, authorize an appropriate officer or officers to purchase and maintain at the Company’s expense insurance: (a) to indemnify the Company for any obligation that it incurs as a result of the indemnification of Board members, officers and employees under the provisions of this Article VI; and (b) to indemnify or insure Board members, officers and employees against liability in instances in which they may not otherwise be indemnified by the Company under the provisions of this Article VI.

6.7          Modification or Repeal.  Any modification or repeal of the foregoing provisions of this Article VI will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such modification or repeal.

ARTICLE VII
DISSOLUTION AND WINDING UP

7.1          Winding Up and Liquidation of the Company.

Upon the dissolution of the Company, GMAC will wind up the affairs of the Company, liquidate the property and assets of the Company, and apply and distribute the proceeds of such liquidation in the following priority:

(1)	to the expenses of liquidation;

(2)	to the payment of all debts and liabilities of the Company, including debts owed to the Members and taxes;

(3)
to the establishment of such reserves as GMAC deems necessary or advisable to provide for any contingent or unforeseen liabilities or obligations of the Company, except, that after the expiration of such period of time as GMAC deems appropriate, the balance of such reserves remaining after payment of such contingencies will be distributed in the manner hereinafter set forth;

(4)
to the holder of the Class M Preferred Units in an amount equal to the Class M Preferred Unit Redemption Price, multiplied by the number of Class M Preferred Units then held by such person, plus any authorized but unpaid Preferred Distributions; and

(5)
any remaining proceeds will be distributed on a pro rata basis to GMAC (in its capacity as the holder of the Class A Common Units) and the holders of Class M Common Units (including GMAC in its capacity as a holder of Class M Common Units) based on the amounts in each Member’s capital account at the time of dissolution.

7.2          Certificate of Cancellation.  After the affairs of the Company have been wound up and the Company terminated, the Company will execute and file a certificate of cancellation with the Secretary of State of Delaware.

ARTICLE VIII
MISCELLANEOUS

8.1          Notice.  Any notice required to be given by this Agreement may be given personally, by facsimile, or in writing by delivery to the United States postal system in a postpaid envelope directed to such address as appears in the records of the Company, or, in default of other address, to the general post office in Wilmington, New Castle County, Delaware. Such notice will be deemed to be given at the time of receipt of such notice, except as otherwise provided in this Agreement.

8.2          Waiver of Notice.  Whenever any notice is required to be given, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, will be deemed equivalent thereto.  Attendance of a person at a meeting constitutes a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members or Board need be specified in any written waiver of notice.

8.3          Form of Records.  Any records maintained by the Company in the regular course of its business, including its books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs, or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time.

8.4          Amendment of this Agreement.  The Members may adopt, amend or repeal this Agreement by mutual agreement.

8.5          Assignment.  Each Member may at any time assign in whole or in part its limited liability company interest in the Company.  If any Member transfers all or any portion of its interest in the Company as permitted by this Section 8.5, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement.  Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, in the event of the transfer of all of a Member’s interest in the Company, such transferor Member shall cease to be a member of the Company.

8.6          Terms.  Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person(s), firm, or corporation may in the context require.

8.7          Article and Section Headings.  The headings in this Agreement are inserted for clarification and identification only, and are in no way intended to describe, interpret, define, or limit the scope or intent of any of the provisions of this Agreement.

8.8          Governing Law.  This Agreement is governed by, and construed and enforced in accordance with, the laws of Delaware.

8.9          Construction.  As noted in Section 3.1, GMAC has delegated responsibility for management of the Company to the Board.  If at any time, however, GMAC decides to disband the Board and resume management of the Company, then all references to “Board” or “Board of Directors” herein will be deemed to be references to GMAC, where appropriate.

(signature page to follow)

GMAC LLC
a Delaware limited liability company, Member

By:	/s/ Robert S. Hull
Name: Robert S. Hull
Title: EVP and Chief Financial Officer

RESIDENTIAL CAPITAL, LLC
a Delaware limited liability company, Member

By:	/s/ James N. Young
Name: James N. Young
Title: Chief Financial Officer

EXHIBIT A

Board of Directors

As of January 30, 2009

William F. Muir

EXHIBIT B

Officers

As of January 30, 2009

William F. Muir	President and Chairman of the Board
Cathy L. Quenneville	Secretary

SCHEDULE I
Outstanding Units Held by Members

As of January 30, 2009

Class of Units	Name and Address	Number of Units

Class A Common	GMAC LLC 767 5th Avenue, 24th Floor New York, NY 10171	2,000,000

Class M Common	Residential Capital, LLC 1 Meridian Crossings, Minneapolis, MN 55423	1,193,656

Class M Preferred	GMAC LLC 767 5th Avenue, 24th Floor New York, NY 10171	806,344